As filed with the Securities and Exchange Commission on May 15, 2013

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________
TRIQUINT SEMICONDUCTOR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	95-3654013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2300 NE Brookwood Parkway
Hillsboro, Oregon 97124
(Address of principal executive offices, including zip code)
TRIQUINT SEMICONDUCTOR, INC. 2007 EMPLOYEE STOCK PURCHASE PLAN
TRIQUINT SEMICONDUCTOR, INC. 2012 INCENTIVE PLAN
TRIQUINT SEMICONDUCTOR, INC. 2013 INCENTIVE PLAN
(Full title of the plan)

Ralph Quinsey
President and Chief Executive Officer
TriQuint Semiconductor, Inc.
2300 NE Brookwood Parkway
Hillsboro, Oregon 97124
503-615-9000
(Name, address and telephone number, including area code, of agent for service)
______________________
Copy to:

Danielle Benderly Perkins Coie LLP 1120 N.W. Couch Street, Tenth Floor Portland, Oregon 97209-4128
503-727-2000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.001 par value, including any associated preferred stock purchase rights, under the TriQuint Semiconductor, Inc. 2007 Employee Stock Purchase Plan	4,000,000	$5.96	$23,840,000	$3,251.78
Outstanding stock options under the 2012 Incentive Plan	1,088,305	$5.18 (3)	$5,637,420	$768.94
2013 Incentive Plan	5,000,000	$5.96	$29,800,000	$4,064.72
Total	10,088,305		$59,277,420	$8,085.44

(1)
Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares issued pursuant to the plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) or (h)(1) under the Securities Act of 1933, as amended based on the average of the high sales price ($6.03) and the low sales price ($5.90) for the Registrant's Common Stock as reported by the NASDAQ Global Market on May 14, 2013.

(3)	Weighted average exercise price of outstanding stock options.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:
(a)The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on February 26, 2013, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;
(b)The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 30, 2013 filed on May 1, 2013;
(c)The description of the Registrant's Common Stock contained in the Registration Statement on Form 8-B filed on February 18, 1997 (File No. 000-22660) under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating such description;
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.	DESCRIPTION OF SECURITIES
Not applicable.

Item 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL
None.

Item 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation in a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with the respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.
The Registrant's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemption as provided in section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
The Registrant's Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Registrant's Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, and employee or other agents for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the Delaware General Corporation Law. The Registrant currently has secured such insurance on behalf of its officers, directors and certain employees.
The Registrant has entered into agreements to indemnify its directors, officers and certain employees, in addition to indemnification provided for in the Registrant's Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant's directors, officers and certain employees for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director, officer or employee of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

Item 8.	EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP
23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	TriQuint Semiconductor, Inc. 2007 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.1 to the Registrant's Form S-8 filed on May 9, 2012 (File No. 333-181273)
99.2
TriQuint Semiconductor, Inc. 2012 Incentive Plan (incorporated by reference to Appendix A to the Registrant's Definitive Proxy Statement on Schedule 14A for the 2012 Annual Meeting of Stockholders filed on March 22, 2012 (File No. 000-22660))

99.3
TriQuint Semiconductor, Inc. 2013 Incentive Plan (incorporated by reference to Appendix A to the Registrant's Definitive Proxy Statement on Schedule 14A for the 2013 Annual Meeting of Stockholders filed on April 1, 2013 (File No. 000-22660))

Item 9.	UNDERTAKINGS
A.    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(a)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(b)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(c)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or  15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on May 15, 2013.

TriQuint Semiconductor, Inc.

/s/ Steven J. Buhaly

By:	Steven J. Buhaly
Vice President of Finance, Secretary and Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below authorizes Ralph G. Quinsey and Steven J. Buhaly, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on May 15, 2013.

Signature	Title
/s/ Ralph G. Quinsey Ralph G. Quinsey	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ Steven J. Buhaly Steven J. Buhaly	Vice President of Finance, Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Steven J. Sharp Steven J. Sharp	Chairman of the Board
/s/ Charles Scott Gibson Charles Scott Gibson	Director
/s/ David H.Y. Ho David H.Y. Ho	Director
/s/ Nicolas Kauser Nicolas Kauser	Director
/s/ Roderick Nelson Roderick Nelson	Director
/s/ Walden C. Rhines Walden C. Rhines	Director
/s/ Willis C. Young Willis C. Young	Director

INDEX TO EXHIBITS

Exhibit Number	Description
5.1	Opinion of Perkins Coie LLP regarding legality of the Common Stock being registered
23.1	Consent of KPMG LLP
23.3	Consent of Perkins Coie LLP (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)
99.1	TriQuint Semiconductor, Inc. 2007 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.1 to the Registrant's Form S-8 filed on May 9, 2012 (File No. 333-181273)
99.2
TriQuint Semiconductor, Inc. 2012 Incentive Plan (incorporated by reference to Appendix A to the Registrant's Definitive Proxy Statement on Schedule 14A for the 2012 Annual Meeting of Stockholders filed on March 22, 2012 (File No. 000-22660))

99.3
TriQuint Semiconductor, Inc. 2013 Incentive Plan (incorporated by reference to Appendix A to the Registrant's Definitive Proxy Statement on Schedule 14A for the 2013 Annual Meeting of Stockholders filed on April 1, 2013 (File No. 000-22660))